Exhibit 99.1

Multi-Color Corporation Announces EPS of $1.16 and Non-GAAP Core EPS of $1.18 for Q2 FY2019

CINCINNATI, OHIO, November 6, 2018 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter fiscal 2019 results.

“Core EPS fiscal year to date at $2.24, up 17% on prior year, supports reiterating guidance of $4.20 to $4.50 for FY19. Free cash flow for fiscal half year at $52 million was predominately used to reduce debt. We continue to focus on organic growth, internal improvement opportunities and debt reduction.” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q2 Fiscal 2019 Highlights

•	Organic revenue growth was softer at 2% for the quarter and 4% fiscal year to date. Growth in developing markets remained strong offset by softer volumes in the USA in the second half of the quarter.

•	Risk of softer revenue, particularly in North America, is expected to continue in the second half of FY19 and increase in FY20.

•	Gross margins were stable at 20% for the quarter and fiscal year to date.

•	New USA Injection In-Mold Label plant operational in the quarter to complement market leader European plant in Belgium.

•

Q2 FY19 core EPS was enhanced by a lower tax rate and opening balance sheet adjustments in relation to acquisitions, which reduced depreciation, net of increased amortization. Underlying operating profit was primarily impacted by softer revenues, plant startup costs and lower profitability from acquisitions completed in FY18.

Second Quarter Results

•

Net revenues increased 70% to $434.9 million compared to $256 million in the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2018 accounted for a 70% increase in revenues. Organic revenues increased 2% led by strong organic growth in developing markets offset by lower growth in developed markets, primarily in North America, which experienced softer volumes in the second half of the quarter. Foreign exchange led to a 2% decrease in revenues primarily driven by depreciation of the Australian dollar and Latin American currencies quarter over quarter.

•

Gross profit increased 68% or $35 million compared to the prior year quarter. Core gross profit, a non-GAAP financial measure, increased 66% or $34.6 million compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2018 contributed 67% or $35 million to core gross profit. Core organic gross profit increased $0.2 million, net of startup costs of $0.8 million incurred in relation to a new IML facility in North America. Unfavorable foreign exchange decreased gross profit by 1% or $0.6 million. Core gross margins, a non-GAAP financial measure, were 20.0% of net revenues for the current year quarter compared to 20.4% in the prior year quarter.

•

Selling, general and administrative (SG&A) expenses increased 56% or $14 million compared to the prior year quarter primarily related to acquisitions. Core SG&A, a non-GAAP financial measure, increased 75% or $15.8 million in the current year quarter compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2018 contributed $13.9 million to the core SG&A increase, partially offset by favorable foreign exchange of $0.3 million. The remaining increase of $2.2 million primarily related to compensation costs and professional fees. Core SG&A increased as a percentage of sales from 8.2% to 8.5% compared to the prior year quarter due to amortization expenses in relation to the Constantia Labels acquisition. Non-core items related to acquisition and integration expenses were $2.3 million in the current year quarter compared to $4.1 million in the prior year quarter.

•

Operating income increased 79% or $21 million compared to the prior year quarter primarily due to acquisitions and related synergies. Core operating income, a non-GAAP financial measure, increased 60% or $18.8 million compared to the prior year quarter. Core operating income includes $21.1 million in relation to acquisitions occurring after the beginning of the second quarter of fiscal 2018. Unfavorable foreign exchange led to a $0.4 million reduction in core operating income.

•	Interest expense increased $12 million in the current year quarter compared to the prior year quarter primarily due to the increase in debt borrowings to finance the Constantia Labels acquisition.

•

Other expense was $1.9 million in the current year quarter compared to other income of $2.7 million in the prior year quarter. Core other expense, a non-GAAP financial measure, was $1.9 million in the current year quarter compared to core other income of $0.2 million in the prior year quarter. The current quarter expense was primarily related to the release of a foreign indemnification receivable of $3.1 million for which an offsetting tax liability was also relieved reducing the current year tax rate. The balance related to net foreign currency gains. Non-core items in the prior year quarter were primarily related to the unrealized gain of $8.8 million on a forward contract to fix the exchange rate between the U.S. Dollar and the Euro for the Constantia Labels acquisition and gains of $5.8 million from non-cash charges for acquisition-related cross currency swaps. Additionally, the Company sold the Southeast Asian durables business for a loss of $0.5 million.

•

Our effective tax rate decreased to 12% in the current year quarter from 32% in the prior year quarter. The effective tax rate on core net income, a non-GAAP financial measure, was 17% for the current year quarter compared to 26% in the prior year quarter. The decrease in the tax rate is primarily due to the release of a tax liability related to a foreign indemnification receivable related to previous acquisitions of $3.1 million for which there was an offsetting impact in other expense.

•	The Company expects its annual effective tax rate on core net income to be approximately 21% in fiscal 2019 or 23% excluding the release of the indemnification receivable.

•

Net income increased 56% or $8.6 million in the current year quarter compared to the prior year quarter. Core net income, a non-GAAP financial measure, increased 33% or $6 million compared to the prior year quarter.

•

Diluted EPS increased 32% to $1.16 per diluted share in the current year quarter compared to $0.88 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, increased 11% to $1.18 per diluted share compared to $1.06 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and non-GAAP results for the three months ended September 30, 2018 and 2017. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, other (income) expense, income before income taxes, income tax expense, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	09/30/18	Diluted	09/30/17	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$23,755	$1.16	$15,190	$0.88
Inventory purchase accounting charges, net of tax	30	*	291	0.02
Acquisition and integration expenses, net of tax	1,677	0.08	4,084	0.24
Facility closure expenses, net of tax	76	*	63	*
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	—	*	(1,893)	(0.11)
Impact of US tax reform	(328)	(0.02)	—	*
Impact of Belgian tax reform	(918)	(0.04)	—	*
Loss on sale of business	—	*	512	0.03

Core net income and diluted EPS, (Non-GAAP)	$24,292	$1.18	$18,247	$1.06

*	Diluted EPS is less than $0.01

Fiscal 2019 Results

•

Net revenues increased 79% to $891 million compared to $498.5 million in the six months ended September 30, 2017. Acquisitions occurring after the beginning of fiscal 2018 accounted for a 75% increase in revenues, net of divestitures. Organic revenues increased by 4% and were broadly based across geographies and markets.

•

Gross profit increased 73% or $73.6 million compared to the six months ended September 30, 2017. Core gross profit, a non-GAAP financial measure, increased 72% or $73.3 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2018 contributed 64% or $65.5 million to core gross profit, net of divestitures. Core organic gross profit increased 7% or $7.5 million. The remaining increase of $0.3 million related to the favorable effects of foreign exchange. Core gross margin was 19.6% of net revenues for the current year compared to 20.4% in the prior year.

•

Selling, general and administrative expenses increased 68% or $33.2 million compared to the six months ended September 30, 2017 primarily related to acquisitions and acquisition-related expenses. Core SG&A, a non-GAAP financial measure, increased 72% or $31.7 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2018, net of divestitures, and unfavorable foreign exchange contributed $27.3 million and $0.2 million, respectively, to the core SG&A increase. The remaining increase of $4.2 million related to compensation expenses and professional fees. Core SG&A decreased as a percentage of sales to 8.5% from 8.8% compared to the prior year. Non-core items related to acquisition and integration expenses were $6.5 million in the current year, primarily related to the Constantia Labels acquisition, compared to $5 million in the prior year.

•

Operating income increased 77% or $40.4 million compared to the six months ended September 30, 2017 primarily due to increased organic revenues, acquisitions and related synergies. Core operating income increased 72% or $41.6 million compared to the prior year. Core operating income includes $38.1 million in relation to acquisitions occurring after the beginning of fiscal 2018, net of divestitures. Non-core items in the current year quarter related to inventory purchase accounting adjustments of $0.2 million, acquisition and integration expenses of $6.5 million, and facility closure expenses of $0.1 million.

•

Interest expense increased $24.9 million in the six months ended September 30, 2018 compared to the prior year primarily due to the increase in debt borrowings to finance the Constantia Labels acquisition.

•

Other expense was $2.9 million in the six months ended September 30, 2018 compared to other income of $1.5 million in the prior year. Core other expense, a non-GAAP financial measure, was $2.9 million in the current year compared to core other expense of $1 million in the prior year. Core other expense included the release of foreign indemnification receivables in the amount of $3.1 million in the current year and $1.1 million in the prior year for which offsetting tax liabilities were relieved reducing the current and prior year tax rates. Non-core items in the prior year were primarily related to the unrealized gain of $8.8 million on a forward contract to fix the exchange rate between the U.S. Dollar and the Euro for the acquisition of Constantia Labels and gains of $5.8 million from non-cash charges for acquisition-related cross currency swaps. Additionally, the Company sold the Southeast Asian durables business for a loss of $0.5 million.

•

The effective tax rate decreased to 19% for the six months ended September 30, 2018 compared to 28% in the prior year. The effective tax rate on core net income was 22% for the current year compared to 25% in the prior year, which included the release of tax liabilities related to foreign indemnification receivables related to previous acquisitions for $3.1 million in the current year and $1.1 million in the prior year for which there were offsetting impacts in other expense.

•	Net income increased 43% or $12.6 million for the six months ended September 30, 2018 compared to the prior year. Core net income increased 40% or $13.1 million compared to the prior year.

•

Diluted EPS increased 19% or $0.33 for the six months ended September 30, 2018 compared to the prior year. Excluding the impact of the non-core items noted below, core EPS increased 17% to $2.24 compared to $1.92 in the prior year.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and non-GAAP results for the six months ended September 30, 2018 and 2017. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, other (income) expense, EBITDA, income before income taxes, income tax expense, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Six Months Ended
	09/30/18	Diluted	09/30/17	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$41,894	$2.04	$29,296	$1.71
Inventory purchase accounting charges, net of tax	121	0.01	291	0.02
Acquisition and integration expenses, net of tax	5,191	0.25	4,702	0.27
Facility closure expenses, net of tax	94	*	86	0.01
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	—	*	(1,893)	(0.11)
Impact of US tax reform	(328)	(0.02)	—	*
Impact of Belgian tax reform	(918)	(0.04)	—	*
Loss on sale of business	—	*	512	0.03

Core net income and diluted EPS, (Non-GAAP)	$46,054	$2.24	$32,994	$1.92

*	Diluted EPS is less than $0.01

Second Quarter 2019 Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, November 6, 2018 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 866-516-2921 (participant code 5129689) or for international access, please call +1 213-660-0878 (participant code 5129689) by 9:45 a.m. (ET). A replay of the conference call will be available at 12:30 p.m. (ET) on Tuesday, November 6, 2018 through 12:30 p.m. (ET) on Tuesday, November 13, 2018 by calling 855-859-2056 (participant code 5129689) or internationally, by calling +1 404-537-3406 (participant code 5129689). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbors created by that Act. All statements contained herein other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions (as well as the negative versions thereof) may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance is each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments, including but not limited to, tax law changes; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; tariffs and tradewars; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; our ability to maintain our relationships with our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2018 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves national and international brand owners in the North, Central, and South America, Europe, Africa, China, Southeast Asia, Australia and New Zealand with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve, Heat Transfer, Roll Fed, and Aluminum Labels. MCC employs approximately 8,400 associates across 71 label producing operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL). For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net revenues	$434,913	$256,034	$891,044	$498,474
Cost of revenues	348,128	204,260	716,249	397,243

Gross profit	86,785	51,774	174,795	101,231
Gross margin	20.0%	20.2%	19.6%	20.3%
Selling, general and administrative expenses	39,191	25,200	81,959	48,789
Facility closure expenses	114	95	141	129

Operating income	47,480	26,479	92,695	52,313
Interest expense	18,690	6,669	37,889	13,004
Other (income) expense, net	1,860	(2,676)	2,904	(1,477)

Income before income taxes	26,930	22,486	51,902	40,786
Income tax expense	3,125	7,296	10,005	11,454

Net income	$23,805	$15,190	$41,897	$29,332

Less: Net income attributable to non-controlling interests	50	—	3	36

Net income attributable to Multi-Color Corporation	$23,755	$15,190	$41,894	$29,296

Basic shares outstanding	20,464	17,015	20,453	16,983
Diluted shares outstanding	20,552	17,177	20,550	17,168
Basic earnings per share	$1.16	$0.89	$2.05	$1.73
Diluted earnings per share	$1.16	$0.88	$2.04	$1.71

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands)

Unaudited

	September 30, 2018	March 31, 2018
Current assets	$592,454	$601,183
Total assets	$2,822,193	$2,902,976
Current liabilities	$321,216	$327,227
Total liabilities	$2,091,082	$2,142,603
Stockholders’ equity	$731,111	$760,373
Total debt	$1,566,119	$1,598,685

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information along with period-to-period comparisons of the Company’s financial and operating results, the Company reports certain non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s non-GAAP financial measurements reported for the periods presented in this earnings release are: core gross profit, core SG&A, core operating income, core EBITDA, core other (income) expense, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These non-GAAP financial measurements are adjusted to exclude inventory purchase accounting adjustments, acquisition and integration expenses, facility closure expenses, acquisition financing and structuring costs, the transitional impacts of tax reform in the U.S. and Belgium, and the loss on the sale of the Southeast Asian Durables business. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, core EBITDA, core other (income) expense, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. Core EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison to the three and six months ended September 30, 2018 and 2017. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$86,785	$51,774	$174,795	$101,231
Inventory purchase accounting charges	43	448	173	448

Core gross profit, (Non-GAAP)	$86,828	$52,222	$174,968	$101,679

Core gross profit, (Non-GAAP) as a % of net revenues	20.0%	20.4%	19.6%	20.4%

Core SG&A Expenses:

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$39,191	$25,200	$81,959	$48,789
Acquisition & integration expenses	(2,254)	(4,087)	(6,474)	(4,993)

Core SG&A expenses, (Non-GAAP)	$36,937	$21,113	$75,485	$43,796

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.5%	8.2%	8.5%	8.8%

Core Operating Income:

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$47,480	$26,479	$92,695	$52,313
Inventory purchase accounting charges	43	448	173	448
Acquisition & integration expenses	2,254	4,087	6,474	4,993
Facility closure expenses	114	95	141	129

Core operating income, (Non-GAAP)	$49,891	$31,109	$99,483	$57,883

Core operating income, as a % of net revenues, (Non-GAAP)	11.5%	12.2%	11.2%	11.6%

Core EBITDA:

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Net income attributable to MCC, as reported	$23,755	$15,190	$41,894	$29,296
Inventory purchase accounting charges, net of tax	30	291	121	291
Acquisition and integration expenses, net of tax	1,677	4,084	5,191	4,702
Facility closure expenses, net of tax	76	63	94	86
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	—	(1,893)	—	(1,893)
Impact of US tax reform	(328)	—	(328)	—
Impact of Belgian tax reform	(918)	—	(918)	—
Loss on sale of business	—	512	—	512

Core net income (Non-GAAP)	$24,292	$18,247	$46,054	$32,994
Interest expense	18,690	6,669	37,889	13,004
Core income tax expense (Non-GAAP)	4,999	6,370	12,633	10,827
Depreciation	10,537	8,914	28,439	17,406
Amortization	12,253	3,831	22,663	7,435
Net income attributable to non-controlling interests	50	—	3	36
Core other (income) expense	1,860	(177)	2,904	1,022

Core EBITDA, (Non-GAAP)	$72,681	$43,854	$150,585	$82,724

Core EBITDA as a % of net revenues, (Non-GAAP)	16.7%	17.1%	16.9%	16.6%

Core Other (income) expense:

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Other (income) expense, net, as reported	$1,860	$(2,676)	$2,904	$(1,477)
Foreign currency loss on acquisition, net of derivatives and related debt	—	3,011	—	3,011
Loss on sale of businesses	—	(512)	—	(512)

Core other (income) expense, net (Non-GAAP)	$1,860	$(177)	$2,904	$1,022

Core Tax:

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$26,930	$22,486	$51,902	$40,786
Non-core items	2,411	2,131	6,788	3,071

Core income before income taxes, (Non-GAAP)	$29,341	$24,617	$58,690	$43,857

	Three Months Ended		Six Months Ended
	09/30/18	09/30/17	09/30/18	09/30/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$3,125	$7,296	$10,005	$11,454
Impact of US tax reform	328	—	328	—
Impact of Belgian tax reform	918	—	918	—
Non-core items	628	(926)	1,382	(627)

Core income tax expense, (Non-GAAP)	$4,999	$6,370	$12,633	$10,827

Effective tax rate	12%	32%	19%	28%
Core effective tax rate (Non-GAAP)	17%	26%	22%	25%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311